Exhibit 21

MATRIA HEALTHCARE, INC. SUBSIDIARIES
March 10, 2005

Jurisdiction of
Name	Incorporation
Matria Health Enhancement Co. (formerly Clinical-Management Systems, Inc.)	Georgia
Quality Oncology, Inc.	Delaware
Matria Case Management, Inc. (formerly Options Unlimited Division)	New York
Matria Women’s and Children’s Health, Inc. (formerly Matria Healthcare, Inc.)	Delaware
*Matria Healthcare Puerto Rico, Inc. (being dissolved)	Puerto Rico
Matria of New York, Inc.	New York
Matria Healthcare of Illinois, Inc.	Georgia
*National Reproductive Medical Centers, Inc.	Delaware
*Infertility Management Services, Inc.	Delaware
*PFCC Liquidation Corp. (formerly Pacific Fertility Centers of California, Inc.)	California
*PFMG Liquidation Corp. (formerly Pacific Fertility Medical Group, Inc.)	California
*PFPC Liquidation Corp. (formerly Pacific Fertility Parenting Center, Inc.)	California
Diabetes Acquisition, Inc.	Georgia
Gainor Medical Acquisition Company	Georgia
*Diabetes Management Solutions, Inc. (formerly USCI Healthcare Management Solutions, Inc.)	Delaware
*Diabetes Self Care, Inc.	Virginia
*Matria Laboratories, Inc.	Delaware
Matria Holding GmbH	Germany (LLC)
(65% held by Diabetes Acquisition, Inc., 35% by Matria Healthcare, Inc.) eu-Medical GmbH	Germany (LLC)
Dia Real GmbH & Co. KG	Germany (LLC)
Facet Technologies, LLC (formerly Gainor Medical North America, L.L.C.)	Georgia
Facet Technologies Limited (formerly Gainor
Medical United Kingdom Europe Limited)	United Kingdom
MHI Insurance Ltd.	Vermont
*Shared Care, Inc.	Georgia

*Inactive

Note: The above subsidiaries (except for Matria Healthcare Puerto Rico, Inc., in which Matria owns a 51% interest and Matria Holding GmbH, in which Matria owns a 35% interest) are directly or indirectly 100% owned by Matria Healthcare, Inc.

Matria Sub List March 2005 After Reorganization